Exhibit 99.1

Inuvo Announces Plans to Acquire Vertro
The Combined Entity Intends to Distribute and Monetize Digital Media Across Multiple Platforms
NEW YORK, NY --(MARKET WIRE) --10/17/11 --New York City-based Vertro™, Inc.(NASDAQ: VTRO) and Clearwater, Florida-based Inuvo®, Inc. (NYSE Amex: INUV), both delivering digital media to millions of consumers, announced today that the parties have entered into a definitive agreement pursuant to which Inuvo will acquire Vertro in an all stock transaction. The deal will bring together two public digital media companies whose combined distribution, expertise, partnerships, technology and synergies should position them well to effectively compete in the evolving digital marketplace across platforms.
Richard K. Howe, Inuvo's President and Chief Executive Officer, who is expected to be the Executive Chairman in the combined company, commented, "Both companies share a core digital media delivery competency that together should improve our ability to compete and increase shareholder value as a result. Strategically, Vertro's ALOT™ branded consumer applications business provides an excellent application platform for Inuvo's BargainMatch® and Kowabunga® branded consumer-facing innovations."
Vertro's President and Chief Executive Officer, Peter Corrao, who is expected to be the President and Chief Executive Officer of the combined entity, added, "The anticipated operating synergies and cost savings in this transaction are substantial and should make this a win-win for both sets of stockholders. Separately, this merger should empower and position us to compete aggressively in the multi-platform distribution arena."
Management of Inuvo and Vertro expect that the combined companies will have the ability to build on an asset base that includes:

•	Combined access to over 132 million unique Internet users each and every month.
•Approximately 2.5 billion page views per year.
•A search marketplace that experiences approximately 240 million search queries per month.
•A distribution capability that produces in excess of 20 million revenue-generating clicks per month.
•A vibrant App platform and marketplace with hundreds of relevant consumer apps generating usage in the millions of clicks per month.
•Client software on the desktops of over 8 million users.
•Hundreds of thousands of ads on over 25 thousand web sites per month.
•Marketing channels that include search, affiliate, online shopping and daily deals.
•Relationships with both Google and Yahoo!

Under terms of the agreement, which was unanimously approved by the Board of Directors of each company, at closing of the transaction Vertro will become a wholly-owned subsidiary of Inuvo in a tax-free exchange of shares at an exchange ratio of
1.546 shares of Inuvo common stock per each share of Vertro common stock. The merger is expected to close in the fourth quarter of 2011 or the first quarter of 2012, subject to satisfaction of the closing conditions.
Conference Call Information
The companies will host a joint conference call Tuesday, October 18, 2011 at 4:30 p.m. Eastern Time.
Participants can access the call by dialing 888-669-0684 (domestic) or 201-604-0469 (international). In addition, the call will be webcast with a viewable presentation on both the Inuvo (http://investor.inuvo.com) and Vertro (http://ir.vertro.com/events.cfm) Investor websites where it will also be archived for 45 days. A telephone replay will be available through November 1, 2011.
To access the replay, please dial 888-632-8973 (domestic) or 201-499-0429 (international). At the system prompt, enter the code 37517088 followed by the # sign. Playback will automatically begin.
Transaction Notes:
The completion of the merger is conditioned upon registration of the shares issued to Vertro stockholders on a Registration

Statement on Form S-4, approval from stockholders of Vertro and Inuvo, approval of the listing of the shares to be issued on the NYSE Amex, execution of a new credit agreement for the combined company and other customary closing conditions. As a result, the merger may not be consummated. The two companies' respective stockholders are expected to vote on the merger agreement and the merger, among other things, at stockholder meetings expected to be held in the fourth quarter of 2011 or the first quarter of 2012. America's Growth Capital has served as financial advisor to Vertro, and Craig-Hallum Capital Group, LLC has served as financial advisor to Inuvo.
About Vertro, Inc.
Vertro, Inc., together with its wholly-owned subsidiaries, is an Internet company that owns and operates the ALOT product portfolio. ALOT offers two primary products to consumers: ALOT Home, a homepage product, and ALOT Appbar, a piece of software that integrates into users' web browsers. ALOT Home and the ALOT Appbar are used by consumers to display apps (also sometimes referred to as widgets or buttons). These apps provide consumers with a quick and easy way to access their favorite content online. There are hundreds of apps available for consumers to choose from, ranging from a weather app that provides an at-a-glance snapshot of the weather for the coming four days, to a radio app that enables consumers to listen to thousands of radio stations from around the world. All ALOT products and apps are free to download and use.
Source : VTRO-G
About Inuvo, Inc.
Inuvo®, Inc. (NYSE Amex: INUV), is an Internet company proficient at delivering clicks, leads and sales to advertisers through targeting that utilizes unique data and sophisticated analytics. The Company operates as two business segments: Performance Marketing and Web Properties. The Performance Marketing segment provides performance-based marketing and technology solutions to advertisers and publishers, while the Web Properties segment designs and operates websites monetized with advertising inventory supplied from the Performance Marketing segment. To learn more about Inuvo, please visit www.inuvo.com.
Important Information for Investors and Stockholders
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger transaction between Inuvo and Vertro will be submitted to the respective stockholders of Vertro and Inuvo for their consideration. Inuvo will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 that will include a joint proxy statement of Inuvo and Vertro that also constitutes a prospectus of Inuvo. Inuvo and Vertro will mail the joint proxy statement/prospectus to their respective stockholders. Inuvo and Vertro also plan to file other documents with the SEC regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF VERTRO AND INUVO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about Inuvo and Vertro, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Inuvo and Vertro make available free of charge at www.inuvo.com and www.vertro.com, respectively (in the "Investors -Filings" and "Financial Information -SEC Filings" sections, respectively), copies of materials they file with, or furnish to, the SEC, or investors and stockholders may contact Inuvo at (727) 324-0211 or Vertro at (646) 253-0606 to receive copies of such documents.
Participants in the Merger Solicitation
Inuvo, Vertro, and certain of their respective directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Vertro and Inuvo in connection with the proposed transaction. Information about the directors and executive officers of Inuvo is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on May 2, 2011. Information about the directors and executive officers of Vertro is set forth in its proxy statement for its 2011 annual meeting of stockholders, which was filed with the SEC on April 29, 2011. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to: the strategy, markets, synergies, costs, efficiencies, and other anticipated financial impacts of the proposed transaction; the combined company's plans, objectives, expectations, and intentions with respect to future operations; approval of the proposed transaction by stockholders of Inuvo and Vertro; the satisfaction of closing conditions to the proposed transaction and the timing of the proposed transaction. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and Vertro and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, the possibility that the proposed transaction is delayed or does not close, including due to the failure to receive required stockholder approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure to satisfy other closing conditions, and the possibility of adverse publicity or litigation, including an adverse outcome thereof and the costs and expenses associated therewith. Additional factors include, but are not limited to uncertainties and other factors that could cause or contribute to Inuvo's actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional factors related to Vertro include, but are not limited to, (1) Vertro's ability to successfully execute upon its corporate strategies,
(2) Vertro's ability to distribute and monetize our international products at rates sufficient to meet its expectations, (3) Vertro's ability to develop and successfully market new products and services, including its new homepage, (4) the potential acceptance of new products in the market, and (5) the impact of changes to Vertro's monetization partners implementation guidelines. Additional key risks are described in the filings made by each of Inuvo and Vertro filed with the U.S. Securities and Exchange Commission, including their respective Form 10-Ks for the year ended December 31, 2010, and Form 10-Qs for quarters ended March 31, 2011 and June 30, 2011.
Source: Vertro, Inc.
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